Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY

this agreement FOR PURCHASE AND SALE OF REAL PROPERTY (this “Agreement”) is made as of November 7, 2022 (the “Effective Date”), by and among HFAKOH001 LLC, a Delaware limited liability company (“Buyer”), and HOF Village Waterpark, LLC, a Delaware limited liability company (“Seller”).

RECITALS

A. Seller is the owner of the Property (as hereinafter defined); and

B. Upon and subject to the terms and conditions set forth in this Agreement, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Property.

NOW THEREFORE, for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1. Terms and Definitions. The terms listed below shall have the respective meaning given them as set forth adjacent to each term:

(a) “Anti-Money Laundering and Anti-Terrorism Laws” has the meaning ascribed to such term in Section 8(l) hereof.

(b) “Assignment of Intangible Property” has the meaning ascribed to such term in Section 7(b) hereof.

(c) “Business Day” or “business day” means any day other than Saturday, Sunday, or any federal legal holiday.

(d) “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to Section 12 hereof:

HFAKOH001 LLC
c/o Oak Street Real Estate Capital, LLC

30 N. LaSalle St., Suite 4140

Chicago, IL 60602

Attn: Asset Management

Email: oakstreetAM@blueowl.com

With a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654

Attn: David A. Rosenberg, P.C. and David P. Stanek
Email: david.rosenberg@kirkland.com and david.stanek@kirkland.com

(e) “Closing” shall mean the consummation of the transactions contemplated by this Agreement.

(f) “Closing Date” has the meaning ascribed to such term in Section 7 hereof.

(g) “Claim Cap” has the meaning ascribed to such term in Section 6 hereof.

(h) “Code” has the meaning ascribed to such term in Section 8(k) hereof.

(i) “Deed” has the meaning ascribed to such term in Section 7(b) hereof.

(j) “Due Diligence Materials” shall mean, collectively, the Title Report, the Survey, the Zoning Report, and any other information provided to Buyer by Seller in connection with the Property.

(k) “Environmental Laws” has the meaning ascribed to such term in Section 8(i) hereof.

(l) “ERISA” has the meaning ascribed to such term in Section 8(k) hereof.

(m) “Estoppel” has the meaning ascribed to such term in Section 7(b) hereof.

(n) “Executive Order” has the meaning ascribed to such term in Section 8(l) hereof.

(o) “FIRPTA” has the meaning ascribed to such term in Section 8(g) hereof.

(p) “Ground Lease” shall mean the lease for the Property, to be entered into as of Closing, with Buyer (or its affiliate), as landlord and Tenant, as tenant, in the form attached hereto as Exhibit C.

(q) “Hazardous Substances” shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as “hazardous substances”, “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (42 USC Section 9601, et seq.) and/or the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), as either of such acts are amended from time to time; (b) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the state in which the Property is located, or any agency of the United States of America; (c) asbestos, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and freon and other chlorofluorocarbons; and (d) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws.

(r) “Intangible Property” shall mean all intangible property and assets relating to the Property (including, without limitation, all licenses, permits, entitlements, bonds, development rights, approvals, authorizations, certificates of occupancy, utility agreements, plans, specifications, site plans, surveys, schematics, indemnities, warranties, and guaranties).

(s) “Lease” and “Leases” shall mean, individually or collectively as the context may require, any leases, subleases, licenses or other occupancy agreements affecting the Property or any portion thereof.

(t) “Licenses & Approvals” means all licenses, approvals, certificates, variances, ordinances, and permits issued in any connection with the Property together with all other intangible rights and benefits in connection with or accruing from the Property.

(u) “Memorandum of Lease” has the meaning ascribed to such term in Section 7(b) hereof.

(v) “Must Cure Items” has the meaning ascribed to such term in Section 5 hereof.

(w) “Permitted Exceptions” has the meaning ascribed to such term in Section 5 hereof.

(x) “Personal Property” shall mean all fixtures, equipment, and other personal property owned by Seller, if any, located in or on, and exclusively relating to the maintenance or operation of the Property.

(y) “Plan” has the meaning ascribed to such term in Section 8(k) hereof.

(z) “Pledge” shall mean that certain Pledge and Security Agreement made by Pledgor in favor of Buyer, in the form attached hereto as Exhibit F.

(aa) “Pledgor” means HOF Village Newco, LLC, a Delaware limited liability company.

(bb) “Pledged Collateral” shall mean the “Collateral” as described in the Pledge, including, without limitation, the LLC Certificate and Ownership Transfer Power.

(cc) “Pledged Entity” shall mean HOF Village Stadium, LLC, a Delaware limited liability company, which is wholly-owned by Pledgor

(dd) “Post Closing Agreement” shall mean that certain Post-Closing Matters Agreement by and among Seller, Buyer, and Pledgor, in the form attached hereto as Exhibit G.

(ee) “Property” shall mean the Real Property, the Intangible Property, and the Personal Property.

(ff) “Purchase Option Agreement” shall mean that certain Purchase Option Agreement by and among Seller and Buyer, in the form attached hereto as Exhibit H.

(gg) “Purchase Price” shall mean $50,000,000.00, which the parties hereto agree is allocated among the Real Property and the Pledged Collateral as described in Section 3(b) below.

(hh) “Real Property” shall mean that certain real property commonly known as 2301 George Halas Drive NW, Canton, Ohio 44178, more particularly described on Exhibit A attached hereto and incorporated herein by this reference, together with (i) all structures and improvements owned by Seller and located on such land, (ii) any and all right, title and interest of Seller in and to all privileges, rights, options, easements, hereditaments, entitlements and appurtenances thereto belonging, and (iii) any and all right, title and interest of Seller in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto (before or after any vacation thereof).

(ii) “REAs” has the meaning ascribed to such term in Section 8(r) hereof.

(jj) “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Section 12 hereof:

HOF Village Waterpark, LLC

2014 Champions Gateway

Canton, OH 44708

Attn: General Counsel

Email: Tara.charnes@hofvillage.com

With a copy to:

Walter Haverfield LLP
1301 East Ninth Street

Suite 3500

Cleveland, Ohio 44114-1821

Attn: Nick Catanzarite

Email: ncatanzarite@walterhav.com

(kk) “Settlement Statement” has the meaning ascribed to such term in Section 7(b) hereof.

(ll) “Survey” shall mean a survey of the Property, prepared by a licensed professional surveyor in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title Surveys as adopted by the American Land Title Association, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors, including customary Table A items, dated within thirty (30) days of the Closing Date.

(mm) “Survival Period” has the meaning ascribed to such term in Section 6 hereof.

(nn) “Tenant” shall mean HOF Village Waterpark, LLC, a Delaware limited liability company.

(oo) “Title Insurer” and “Escrow Agent” shall mean Chicago Title Insurance Company, 1111 Superior Avenue, Suite 600, Cleveland, OH 44114.

(pp) “Title Policy” has the meaning ascribed to such term in Section 10(c) hereof.

(qq) “Title Report” shall mean a commitment for owner’s policy of title insurance, dated within thirty (30) days of the Closing Date, with respect to the Property.

(rr) “Zoning Report” shall mean a zoning report of the Property, dated within thirty (30) days of the Closing Date, prepared by a nationally-recognized zoning company, including a copy of the applicable certificate of occupancy and letter from the applicable municipality confirming no uncured building code, fire code or other code violations exist

Section 2. Proration of Expenses and Payment of Costs and Recording Fees.

(a) Proration of Taxes. All real estate taxes and assessments that are due and payable on or prior to the Closing Date shall be paid by Seller on or prior to the Closing Date. Tenant shall be responsible for the payment of real estate taxes and assessments that are due and payable after the Closing Date in accordance with the Ground Lease.

(b) Proration of Expenses. Seller and Buyer agree that in connection with entering into the Ground Lease at Closing, there shall be no proration of utility charges or other expenses, whether accruing or payable prior to or after the Closing Date, and that all such utility charges, rent and other expenses concerning the Property shall be borne by Tenant, as tenant under the Ground Lease.

(c) Payment of Costs and Recording Fees. At Closing, Seller shall pay: (i) one half of any escrow fees, (ii) recording costs in connection with the removal of any encumbrances in accordance with this Agreement (including, without limitation, all Must Cure Items), (iii) the cost of the Title Report, Survey and Zoning Report, (iv) all Title Policy premiums, (v) all state, county, local, and municipal transfer taxes payable in connection with the conveyance of the Property hereunder, and (vi) all fees and other amounts charged by any state, county, local, or municipal agency in connection with any requirements related to the recording of the Deed (as hereinafter defined) or the consummation of the transfer of the Property hereunder (including, without limitation, the costs of those certain items described in Section 7(b)(v) below). At Closing, Buyer shall pay: (i) the cost of any loan title insurance policy, (ii) one half of any escrow fees, (iii) the cost third party due diligence reports ordered by Buyer, and (iv) any endorsements to the Title Policy, except required in connection with the removal of encumbrances by Seller (including, without limitation, with respect to Must Cure Items). Seller and Buyer shall be responsible for their own attorneys’ fees. All other closing costs and prorations not specifically referred to herein shall be prorated between the parties in a manner customary for sales of real property similar to the Property in the jurisdiction in which the Property is located.

(d) Reproration. If any of the foregoing items described in this Section 2 cannot be apportioned at the Closing Date because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned as soon as practicable after the Closing Date and the parties shall reasonably cooperate with one another in connection with such apportionment. If, after the Closing, the parties discover any errors in adjustments and apportionments, the same shall be corrected as soon as practicable after discovery of the same. This Section 2 shall survive the Closing and delivery of the Deed.

Section 3. Payment of Purchase Price.

(a) Buyer shall pay the Purchase Price to Seller on the Closing Date in accordance with all the terms and conditions of this Agreement.

(b) Notwithstanding anything to the contrary herein, Buyer and Seller hereby agree that the Purchase Price is allocated as follows: (1) the sum of One Million and No/100 Dollars ($1,000,000.00) is being paid for and is hereby allocated to the Real Property, and (2) the sum of Forty Nine Million and No/100 Dollars ($49,000,000.00) is being paid for and is hereby allocated to a portion of the sums due under the Lease secured by the Pledge in the Pledged Collateral. Buyer and Seller intend that, for U.S. federal income tax purposes (and applicable state and local tax purposes), the transfer of the Purchase Price be treated as an issuance of a loan secured by a mortgage in the Real Property and Pledged Collateral.

Section 4. Sale of Property. Seller agrees to sell and convey the Property to Buyer (or its permitted assignee), and Buyer has agreed to accept the Property, each at the Closing and upon the terms and conditions set forth in this Agreement. At Closing, Tenant shall enter into the Ground Lease, and Buyer acknowledges and agrees that the execution and delivery of the Ground Lease, and the tenancy created thereby, is a condition to effectiveness of the sale of the Property to Buyer, without which Buyer would be unwilling to consummate the transactions contemplated hereby.

Section 5. Title. At Closing, Seller agrees to execute and deliver to Buyer (or its permitted assignee) a Deed in the form attached as Exhibit B for the Property, which shall provide good and marketable, insurable title to Buyer, free and clear of all liens and encumbrances, except for: (i) the Ground Lease; (ii) real estate taxes for the current year and subsequent years that are not yet due or payable; (iii) assessments for municipal improvements, if any, for the current year and subsequent years that are not yet due or payable; (iv) zoning ordinances and building codes, to the extent the Property is in compliance therewith; and (v) any and all other exceptions set forth on Schedule 1 hereto (collectively, the “Permitted Exceptions”). In no event shall the “Permitted Exceptions” include any (collectively, the “Must Cure Items”): (a) monetary liens or encumbrances against the Property that are dischargeable by payment of a liquidated sum, including, without limitation, all mortgages, financing instruments, mechanics liens and judgments affecting the Property; (b) encumbrances against title which are created by or through Seller; (c) matters which Seller elects to cure; and (d) delinquent real property taxes and/or special assessments with respect to the Property.

Section 6. Breach of Representation. All representations and warranties of Seller in this Agreement shall be deemed to have been made as of the Closing Date and shall survive the Closing for a period of twelve (12) months after the Closing (the “Survival Period”). Any right of action for the breach of any representation, warranty, or covenant contained herein shall not merge with the deed delivered at the Closing but shall survive the Closing for the Survival Period. Following the Closing, Seller shall be liable for any breach of its representations, warranties, or covenants expressly set forth in this Agreement; provided that: (i) following Closing, the total liability of Seller for all such breaches of its representations and warranties under this Agreement shall not, in the aggregate, exceed five percent (5%) of the Purchase Price (the “Claim Cap”); and (ii) following Closing, the total liability of Buyer for all such breaches shall not, in the aggregate, exceed the Claim Cap. Buyer further agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) (in which event the full amount of such valid claims against Seller shall be actionable up to, but not in excess of, the Claim Cap).

Section 7. Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the sale of the Property and the Pledged Collateral shall take place on the date hereof (the “Closing Date”). The Closing shall consist of the execution and delivery of documents by Seller, Buyer, and the Tenant, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement. The Closing shall be held through a customary, New York style escrow arrangement between the parties and the Escrow Agent, or such other place or manner as the parties hereto may mutually agree.

(b) Seller shall deliver to Buyer at Closing the following executed documents:

(i) one (1) original deed in the form attached hereto as Exhibit B, from the Seller Entity to Buyer conveying the Real Property to Buyer, subject only to the Permitted Exceptions (the “Deed”);

(ii) the Ground Lease, executed by Tenant, together with an executed Limited Recourse Carveout Guaranty executed by Pledgor in form and substance as attached to the Ground Lease;

(iii) one (1) original of the memorandum of Ground Lease in the form contemplated therein (the “Memorandum of Lease”);

(iv) one (1) Assignment of Intangible Property with respect to the Property from the Seller in the form of Exhibit D attached hereto (the “Assignment of Intangible Property”);

(v) one (1) original Pledge, together with signatures to all exhibits attached to such Pledge;

(vi) one (1) original of a Second Amended and Restated Operating Agreement of Pledged Entity, in form and substance satisfactory to Buyer;

(vii) one (1) original of a Certificate of Limited Liability Company Interests in Pledged Entity (the “LLC Certificate”), in form and substance satisfactory to Buyer;

(viii) one (1) original of an Ownership Transfer Power relating to Pledged Entity (the “Ownership Transfer Power”), in form and substance satisfactory to Buyer;

(ix) one (1) original of the Purchase Option Agreement;

(x) one (1) original of the Post Closing Agreement, executed by Seller and Pledgor;

(xi) a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder (the “Settlement Statement”);

(xii) all transfer tax statements, declarations, residency certifications, filings, and notices as may be necessary or appropriate for purposes of recordation of the Deed (including, without limitation, any water reading, water bill, certificate (including, without limitation, water certificates, certificates of sewer compliance, and certificates of building compliance), inspection report, evidence of required repairs, clearance letter, release, evidence of payment of all sums owed to any government, agency, or municipality, and any other similar certificate, payment or deliverable customarily submitted or obtained in the jurisdiction in which any portion of the Property is located in connection with sales of property similar to the Property).  In the event any state, county, local or municipal agency requires any holdback in connection therewith, the required amount shall be set aside from the Purchase Price and held in escrow with Escrow Agent in accordance with such Escrow Agent’s customary instructions and procedures in such jurisdiction;

(xiii) good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other organization or authority documents as reasonably requested by the Title Insurer;

(xiv) a FIRPTA Affidavit from Seller in the form of Exhibit E attached hereto, and approved by the Title Insurer;

(xv) an owner’s affidavit and gap undertaking in the form reasonably and customarily required by the Title Insurer to issue the Title Policy to Buyer;

(xvi) estoppel certificates in the form provided by Buyer from any parties party to the REAs (collectively, the “Estoppels”), which Estoppels shall not show any default by Seller or Tenant or any information that would be reasonably expected to have a material adverse effect on the ownership, use, occupancy or maintenance of the Property; and

(xvii) such additional documents, tax certificates, withholding forms, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.

(c) Buyer shall deliver to Seller at Closing the following:

(i) the Purchase Price, as adjusted by the prorations and credits described herein;

(ii) the Settlement Statement executed by Buyer;

(iii) the Ground Lease executed by Buyer;

(iv) the Pledge executed by Buyer;

(v) the Purchase Option Agreement executed by Buyer;

(vi) the Post Closing Agreement, executed by Buyer;

(vii) one (1) Assignment of Intangible Property for the Property;

(viii) one (1) original of the Memorandum of Lease;

(ix) all transfer tax statements, declarations, residency certifications, and filings as may be necessary or appropriate for purposes of recordation of the applicable deed;

(x) good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other organization or authority documents as reasonably requested by the Title Insurer; and

(xi) such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.

Section 8. Seller’s Representations. Seller represents and warrants to Buyer, effective as of the Closing Date, as follows:

(a) Seller is duly organized (or formed), validly existing and in good standing under the laws of the United States. Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement, and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder, and under such closing documents. Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

(b) Seller has obtained all necessary consents and permissions required to consummate the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, violate, or create in any person, entity, agency, district, or other authority (including, without limitation, governmental authorities) any right to modify, terminate, accelerate or cancel any contract, agreement, instrument, document, or agreement, oral or written, to which Seller is a party or by which Seller or the Property or the Pledged Collateral is bound.

(c) Seller has not received any written notice of, nor does Seller have knowledge of, any current or pending tax appeals affecting Seller or the Property, and Seller does not have any knowledge of any pending tax appeals against Seller or the Property; Seller has not initiated, nor does Seller know of, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property and Seller has no knowledge that the Property may be rezoned.

(d) There are no actions, suits or other proceedings or litigation of any kind pending or, to the best of Seller’s knowledge, threatened against Seller or the Property or the Pledged Collateral which, if determined adversely to Seller, would have a material adverse effect on the validity or enforceability of this Agreement or the ability of Seller to perform its obligations hereunder; and, Seller has not received any written notice of any current or pending environmental investigations against the Property and Seller does not have any actual knowledge of any pending environmental investigations against the Property.

(e) Seller has not entered into any contracts, subcontracts or agreements, including but not limited to any service contracts or brokerage agreements, affecting the Property which will be binding upon the Property or Buyer after the Closing.

(f) Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Property or the Pledged Collateral and Seller does not have knowledge of any such violations.

(g) There are no Leases affecting the Property.

(h) Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required to withhold from the Purchase Price any withholding tax.

(i) Seller has no knowledge of any pending or threatened condemnation proceedings affecting the Property and Seller has not received any written notice that there is any pending or threatened condemnation of all or any part of the Property.

(j) (1) To Seller’s knowledge no Hazardous Substances have been generated, stored, released, or disposed of on or about the Property in violation of any law, rule or regulation applicable to the Property which regulates or controls matters relating to the environment or public health or safety (collectively, the “Environmental Laws”); and (2) Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other Hazardous Substance discharge or seepage.

(k) There are no rights of first refusal, rights of first offer, purchase options or similar purchase rights with respect to the Property or the Pledged Collateral.

(l) Seller is not acting on behalf of, (a) an “employee benefit plan” (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”)) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975(e) of the Internal Revenue Code of 1986 (the “Code”) that is subject to Section 4975 of the Code (each of the foregoing a “Plan”), (c) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA, or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA.

(m) Neither Seller nor, to Seller’s actual knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). Neither Seller nor, to Seller’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Seller nor, to Seller’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property or the Pledged Collateral (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(n) Except for items being paid by Seller at Closing or prorated at Closing, there are no outstanding accounts payable or unpaid debts relating to the Property or the Pledged Collateral that would be binding on Buyer or the Property or the Pledged Collateral, including, without limitation, any unpaid charges, debts, liabilities, claims or obligations arising from the construction, occupancy, ownership, use or operation of the Property, which could give rise to any mechanic’s or materialmen’s or other statutory liens against any portion of the Property.

(o) Seller does not have any employees, and following the Closing, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or at the Property. There are no employment, collective bargaining or similar agreements or arrangements with Seller or with respect to the Property, which will be binding on Buyer after the Closing.

(p) The Due Diligence Materials consist of copies of the same documents that are used and relied upon by Seller in its ownership and operation of the Property.

(q) Seller currently possesses all requisite Licenses & Approvals necessary to own, maintain, operate and use the Property and the Pledged Collateral, and has made available to Buyer true, correct and complete copies of the Licenses & Approvals. Seller has not received any written notice from any governmental authority or other person or entity of (i) any violation, default, intended or threatened non-renewal, suspension or revocation of any License or Approval, or (ii) any failure by Seller to obtain any of the Licenses & Approvals required for the use, occupancy or operation of the Property that has not been cured, and there is no violation, default or any basis for any non-renewal, suspension or revocation of any of the Licenses & Approvals.

(r) All amounts due and payable by Seller under any declarations, development agreements, reciprocal and/or operating easement agreements, or the like, impacting the Property (the “REAs”), if any, have been paid in full, all obligations of Seller to be performed under the REAs prior to the Closing Date have been satisfied, and no default exists under any of the REAs by Seller or any other party thereto.

(s) Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the knowledge of [_________], the individual in Seller’s organization charged with responsibility for the Property, and the matters otherwise addressed in the representations and warranties contained herein; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s property manager, any officer, director or employee of Seller or [_________], on account of any breach of any representation or warranty made by Seller herein.

(t) Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

Section 9. Buyer’s Representations. Buyer represents and warrants to Seller effective as of the Closing Date, as follows:

(a) Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound;

(b) No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law;

(c) Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws. Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Buyer nor, to Buyer’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, the property or interests in the property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)); and

(d) Buyer is not, and is not acting on behalf of, (a) a Plan, (b) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (c) a “governmental plan” within the meaning of Section 3(32) of ERISA.

(e) For purposes of this Agreement, terms such as “to Buyer’s knowledge”, “to the best of Buyer’s knowledge”, or like phrases mean the actual knowledge of Michael Reiter, with no duty of inquiry, an individual in Buyer’s organization expected to have knowledge of the matters set forth in this Agreement; provided, however, that so qualifying Buyer’s knowledge shall in no event give rise to any personal liability on the part of such individual (or any other officer, director or employee of Buyer or its affiliates) on account of any breach of any representation, warranty or covenant by Buyer herein.

Section 10. Conditions to Buyer’s Obligations. Buyer’s obligation to pay the Purchase Price, accept title to the Property and the Pledged Collateral and proceed to Closing on the terms and conditions of this Agreement shall be subject to satisfaction of the following conditions precedent on and as of the Closing Date, any one or more of which may be waived in whole or in part by Buyer in writing:

(a) Seller shall deliver, or cause to be delivered, to Buyer on or before the Closing Date the documents set forth in Section 7(a) above;

(b) Each of the representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing Date, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement; and

(c) Buyer shall receive from the Title Insurer a current ALTA owner’s title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property in the amount of the Purchase Price, dated, or updated to, the date of the Closing, to be updated to the date and time of recording of the Deed, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form approved by Buyer and subject only to the Permitted Exceptions (the “Title Policy”).

Section 11. Conditions to Seller’s Obligations. Seller’s obligation to deliver title to the Property and the Pledged Collateral and proceed to Closing on the terms and conditions of this Agreement shall be subject to satisfaction of the following conditions precedent on and as of the Closing Date, any one or more of which may be waived in whole or in part by Seller in writing:

(a) Buyer shall deliver to Seller upon the Closing the Purchase Price as adjusted pursuant to Section 2 hereof; and

(b) The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

Section 12. Notices. All notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given on the date: (i) delivered in person; (ii) deposited in the United States mail, registered or certified, return receipt requested; (iii) delivery via electronic mail to the addresses set out in Section 1; or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1. Such notices shall be deemed effective upon receipt. Any address or name specified in Section 1 may be changed by notice given to the addressee by the other party in accordance with this Section 12. Anything to the contrary notwithstanding, if notice cannot be delivered because of a changed address of which no notice was given as provided, above, or because of rejection or refusal to accept any notice, then receipt of such notice shall be deemed to be as of the date of inability to deliver or rejection or refusal to accept. Any notice to be given by any party may be given by the counsel for such party.

Section 13. Entire Agreement. This Agreement constitutes the sole and entire agreement among the parties hereto with regard to the subject matter hereof, and no modification of this Agreement shall be binding unless in writing and signed by Buyer and Seller. No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.

Section 14. No Representations or Warranties. Other than as expressly set forth in this Agreement or in any conveyance document(s) delivered by Seller or its affiliates to Buyer at Closing (the “Closing Documents”), Seller is not making, nor has it at any time made, any warranties or representations of any kind or character, expressed or implied, with respect to the Property, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Property with governmental laws, the truth, accuracy or completeness of the Property documents or any other information provided by or on behalf of Seller to Buyer, or any other matter or thing regarding the Property. Buyer acknowledges and agrees that, upon Closing, Seller shall cause the Property to be conveyed to Buyer and Buyer shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED” except to the extent otherwise expressly provided in this Agreement or in any Closing Documents. Buyer represents to Seller that it has conducted or will conduct such investigations of the Property, including, but not limited to, title, survey and the physical and environmental conditions of the Property (to the extent permitted hereunder) as Buyer deems necessary to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any conditions relating to the Property.

Section 15. Applicable Law. This Agreement shall be construed under the laws of the State of Illinois, without giving effect to any conflict of laws or principles.

Section 16. Brokers. Buyer and Seller each hereby represent that there are no brokers involved or that have a right to proceeds in this transaction or under the Ground Lease, the commission for which shall be paid by Seller. Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party. The representations, warranties and indemnity obligations contained in this Section 16 shall survive the Closing and delivery of the Deed or the earlier termination of this Agreement.

Section 17. Attorneys’ Fees. In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s reasonable attorneys’ fees and disbursements and court costs incurred in such action.

Section 18. No Recording. Buyer may not record this Agreement or any memorandum of short form hereof.

Section 19. Computation of Time. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Unless preceded by the word “business,” the word “day” shall mean a calendar day. The phrase “business day” or “business days” shall have the meaning set forth in Section 1. Time is of the essence with respect to this Agreement and the transactions contemplated hereby.

Section 20. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.

Section 21. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 22. No Offer. This Agreement is of no force or effect unless it is signed by Seller and Buyer, and a signed copy of this Agreement delivered by Seller to Buyer. The mailing, delivery or negotiation of this Agreement by Seller or Buyer or any agent or attorney of Seller or Buyer prior to the execution and delivery of this Agreement as set forth in this clause shall not be deemed an offer by Seller or Buyer to enter into this Agreement, whether on the terms contained in this Agreement or on any other terms.

Section 23. Waiver of Trial by Jury. THE RESPECTIVE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY GRANTED IN THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY SELLER AND BUYER, EACH OF WHOM HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. SELLER AND BUYER EACH FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Section 24. Assignment. This Agreement may not be assigned by Buyer or Seller without the prior written consent of the other such party. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement, without the consent of Seller, to any entity which controls, is controlled by, or is under common control with Buyer (control meaning the power, through ownership of voting rights or contract, to manage the decision making of an entity). In addition, Buyer shall have the right to direct Seller, upon written notice to Seller prior to Closing, to transfer the Property to one or more affiliates of Buyer in lieu of transferring the Property to Buyer at Closing. The final documents to be delivered at Closing, including, without limitation, the Deed, shall be conformed to reflect the appropriate transferee as communicated by Buyer in accordance herewith.

Section 25. Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 26. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

[Remainder of Page Intentionally Left Blank; Signatures Appear On The Following Pages]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Purchase and Sale of Real Property as of the Effective Date.

SELLER:

HOF VILLAGE WATERPARK, LLC,
a Delaware limited liability company

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer

[Signature Page to Agreement for Purchase and Sale of Real Property]

BUYER:

HFAKOH001 LLC,
a Delaware limited liability company

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Authorized Officer

[Signature Page to Agreement for Purchase and Sale of Real Property]

JOINDER BY GUARANTOR

HOF Village Newco, LLC, a Delaware limited liability company (“Guarantor”), has executed this Agreement to guaranty the performance and discharge the obligations of Seller under this Agreement or any documents executed by any Seller and delivered to Buyer pursuant to this Agreement which are specifically stated to survive Closing and delivery of the Deed in favor of and for the benefit of Buyer.

GUARANTOR:

HOF VILLAGE NEWCO, LLC,
a Delaware limited liability company

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer

[Signature Page to Joinder by Guarantor]

JOINDER BY ESCROW AGENT

Escrow Agent joins in the execution of this Agreement to evidence its agreement to receive, hold and disburse funds and documents in accordance with the terms and provisions of this Agreement. Title Insurer agrees to act as the “Reporting Person” for this transaction and as defined in Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder (collectively, the “Reporting Requirements”) and to perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person with respect to this transaction.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:

[Signature Page to Joinder by Escrow Agent]

Exhibits & Schedules

Exhibit A	-	Legal Description

Exhibit B	-	Form of Deed

Exhibit C	-	Form of Ground Lease

Exhibit D	-	Form of Assignment of Intangible Property

Exhibit E	-	FIRPTA Affidavit

Schedule 1	-	Permitted Exceptions

EXHIBIT A

LEGAL DESCRIPTION OF THE PROPERTY

Situated in the City of Canton, Stark County, State of Ohio, being all of O.L. 1469 on that certain HOF Village Replat recorded in the Office of the Recorder of Stark County as Instrument Number 202203250013418, containing 4.9282 acres, more or less.

APN: 10014331

Exhibit A - 1

EXHIBIT B

FORM OF LIMITED WARRANTY DEED

KNOW ALL MEN BY THESE PRESENTS: That HOF VILLAGE WATERPARK, LLC, a Delaware limited liability company, whose mailing address is 2014 Champions Gateway, Canton, OH 44708, Attn: General Counsel (“Grantor”), for valuable consideration paid, grants, with limited warranty covenants, to HFAKOH001, LLC, a Delaware limited liability company (“Grantee”), whose tax-mailing address is 30 North LaSalle Street, Suite 4140, Chicago, IL 60602, Attn: Asset Management, certain real property located in the County of Stark, and State of Ohio, being more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”), together with all rights and appurtenances pertaining thereto, including any and all rights of Grantor in and to all oil, gas and other minerals, air and development rights, roads, alleys, easements, streets and ways adjacent to the Property, rights of ingress and egress thereto, any strips and gores within or bounding the Property and in profits or rights or appurtenances pertaining to the Property, and together with the buildings and all other improvements, structures and fixtures placed, constructed or installed on the Property.

The Property is conveyed subject to, and there are hereby excepted from the limited warranty covenants of Grantor, all matters of record.

Prior Instrument Reference: File No. 202204140016402 of the Stark County, Ohio Records.

[Signature and Acknowledgment Page Follows]

Exhibit B - 1

EXECUTED as of this ___ day of November, 2022.

HOF VILLAGE WATERPARK, LLC,
a Delaware limited liability company

By:
Name:
Title:

STATE OF	)
) SS:
COUNTY OF	)

The foregoing instrument was acknowledged before me this ____ day of November, 2022 by ___________________, the ___________________ of HOF VILLAGE WATERPARK, LLC, a Delaware limited liability company, on behalf of the company.

Notary Public
My Commission Expires:	Print Name of Notary

This Instrument Prepared by:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn: David A. Rosenberg, P.C.

Exhibit B - 2

Exhibit A

Legal Description

Situated in the City of Canton, Stark County, State of Ohio, being all of O.L. 1469 on that certain HOF Village Replat recorded in the Office of the Recorder of Stark County as Instrument Number 202203250013418, containing 4.9282 acres, more or less.

APN: 10014331

Exhibit B - 3

EXHIBIT C

FORM OF GROUND LEASE

[See attached.]

Exhibit C - 1

EXHIBIT D

FORM OF

ASSIGNMENT OF INTANGIBLE PROPERTY

THIS ASSIGNMENT OF INTANGIBLE PROPERTY (this “Assignment”) is made as of November 7, 2022 (the “Effective Date”) by and between HOF VILLAGE WATERPARK, LLC, a Delaware limited liability company (“Assignor”), and HFAKOH001 LLC, a Delaware limited liability company (“Assignee”).

WITNESSETH:

WHEREAS, pursuant to that certain Agreement for Purchase and Sale of Real Property dated, November 7, 2022 (the “Purchase Agreement”) by and between Assignor, as seller, and Assignee, as buyer, Assignor has agreed to convey to Assignee, and Assignee has agreed to accept from Assignor, all of Assignor’s right, title and interest in and to the real property, and (i) all structures and improvements owned by Seller and located on such land, (ii) any and all right, title and interest of Seller in and to all privileges, rights, options, easements, hereditaments, entitlements and appurtenances thereto belonging, and (iii) any and all right, title and interest of Seller in and to any streets, alleys, passages and other rights-of-way included therein or adjacent thereto (before or after any vacation thereof), owned by Assignor and commonly known by the address of 2301 George Halas Drive NW, Canton, Ohio 44178 (the “Property”); and

WHEREAS, pursuant to the terms of the Purchase Agreement, Assignor is required to execute and deliver this Assignment in order to facilitate the assignment of all right, title and interest of Seller, to all intangible property and assets relating to the Property, including, without limitation, all licenses, permits, entitlements, bonds, development rights, approvals, authorizations, certificates of occupancy, utility agreements, plans, specifications, site plans, surveys, schematics, indemnities, warranties, and guaranties (individually or collectively, as the context may require, the “Intangible Property”); and

WHEREAS, simultaneously with the execution and delivery of this Assignment, the transactions contemplated by the Purchase Agreement with respect to the Property are being consummated by Assignor and Assignee.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto for themselves, their legal representatives, successors and assigns, hereby agree as follows:

All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Effective as of the Effective Date, Assignor hereby assigns and transfers unto Assignee, its successors and assigns, forever, in each case, to the extent the same are assignable and are not required to be maintained by Assignor in order for Assignor to perform its obligations as tenant under the Ground Lease with respect to the Property, all of its right, title and interest in, to and under the Intangible Property.

Assignee hereby assumes the obligations of Assignor in respect of such Intangible Property to the extent arising from events occurring from and after the Effective Date.

Assignor shall defend, protect, indemnify, and hold harmless Assignee and its partners, beneficial owners, affiliates, officers, agents, employees, representatives or other constituent entities of Assignee from and against any and all loss, cost, liability, expense, claim, action, damages, and fines (including those arising from the loss of life, personal injury and/or property damage), including reasonable attorneys’ fees, directly or indirectly arising from or out of any failure by Assignor, on or before the Effective Date, to have performed Assignor’s obligations in respect of such Intangible Property. The foregoing indemnification obligations shall be subject to the rights and obligations of Assignor and Assignee pursuant to the Ground Lease.

Except as may be set forth in the Purchase Agreement, this Assignment is made without representation, warranty, guarantee, or other assurance or covenant of any kind by Assignor, and without recourse with respect to Assignor or with respect to any of the partners, beneficial owners, officers, agents, employees, representatives, affiliates, or other constituent entities of Assignor.

[SIGNATURE PAGE FOLLOWS]

Exhibit D - 1

ASSIGNOR:

HOF VILLAGE WATERPARK, LLC,
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

HFAKOH001 LLC,
a Delaware limited liability company

By:
Name:
Title:

Exhibit D - 2

EXHIBIT E

FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon disposition of a U.S. real property interest by [_______________] (“Transferor”), to [_________________], a [_________________] (“Transferee”), Transferor hereby certifies the following:

Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

Transferor is not a disregarded entity for federal income tax purposes.

Transferor’s U.S. taxpayer identification number is __________________.

Transferor’s office address is [________________], [___________], [_______] [_______].

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

[SIGNATURE PAGE FOLLOWS]

Exhibit E - 1

Transferor declares that it has examined this certificate and to the best of its knowledge and belief it is true, correct, and complete, and that the person signing below has authority to sign this document on behalf of Transferor.

Dated:November ___, 2022

Transferor:

[●],
a [___________]

By:
Name:
Title:

Exhibit E - 2

NOTICE TO TRANSFEREE: You are required by law to retain this Certificate until the end of the fifth taxable year following the taxable year in which the transfer takes place and to make it available to the Internal Revenue Service if requested during that period.

Exhibit E - 3